Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fidelity National Financial, Inc.:
   We consent to the incorporation by reference in the Registration Statements (Nos. 333-132843, 333-138254, 333-129886, and 333-129016) on Form S-8 and Registration Statements (Nos. 333-157123, 333-147391) on form S-3 of Fidelity National Financial, Inc. of our reports dated March 2, 2009, with respect to the Consolidated Balance Sheets of Fidelity National Financial, Inc. as of December 31, 2008 and 2007, and the related Consolidated Statements of Earnings, Comprehensive Earnings, Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Fidelity National Financial, Inc.
   Our reports on Fidelity National Financial, Inc.’s Consolidated Financial Statements and related schedules refer to a change, effective January 1, 2007, in the method of accounting for uncertain tax positions. Our report dated March 2, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph regarding the acquired LFG Underwriters that are excluded from management’s assessment and our evaluation of the effectiveness of Fidelity National Financial, Inc.’s internal control over financial reporting as of December 31, 2008.
/s/ KPMG LLP
March 2, 2009
Jacksonville, Florida
Certified Public Accountants